Tucson Saint Mary's Suite Hospitality LLC
Restructuring Agreement

This Agreement is made as of April 24, 2015, by and among:

RRF LIMITED PARTNERSHIP, a Delaware limited partnership ("RRF");

INNSUITES HOSPITALITY TRUST, an Ohio business trust ("IHT") and General Partner of RRF; and

TUCSON SAINT MARY'S SUITE HOSPITALITY LLC, an Arizona limited liability company ("TSM")

RARE EARTH FINANCIAL, LLC an Arizona limited liability company ("Rare Earth");

RECITALS:

A. TSM owns and operates the Tucson City Center InnSuites Hotel & Suites, a 267 unit hotel in Tucson, Arizona (the "Property").

B. TSM is currently owned approximately 100% by RRF.

C. RRF and IHT wish to restructure TSM, creating Class A and Class B membership interests (referred to collectively as "Interests"), and cause TSM to offer and sell up to 350 Class A Interests in TSM to accredited investors for $3,500,000 (the "Offering"). RRF, as the Administrative Member of TSM, will coordinate the offering and sale of Class A Interests to third parties.

D. As part of the restructuring, RRF would exchange its current Membership Interests in TSM for 351 Class B Interests in TSM. Proceeds from the Offering will be used in part to replay loan to IHT or RRF and build reserves.

FOR VALUABLE CONSIDERATION RECEIVED, the parties agree as follows:

1. <u>Restructuring of TSM</u>. As soon as practicable after execution of this Agreement, RRF, as the sole Members and Manager of TSM, will amend the Articles of Organization and Operating Agreement, in form and substance reasonably acceptable to RRF and TSM, for TSM to:

   (a) Change TSM from a manager-managed to a member-managed limited liability company;

   (b) Create two classes of Membership Interests authorized for issuance in amounts sufficient to accommodate the offering and the restructuring issuances to RRF, and provide for distribution and liquidation rights and preferences as described in Section 3 and 7 below and exchange provided for in Recital D above; and

   (c) Confirm RRF as the Administrative Member of TSM

   (d) Allow for Rare Earth to be elected in the future as Administrative Member with RRF not voting.

2. Offering. Upon completion of the restructuring, TSM will conduct an offering to accredited investors only of up to 350 Class A Interests at $10,000 per Interest (the "Offering"), for a total offering of $3,500,000 (the "Offering Price"). The Offering Price reflects the appraised value of the Property of $8,800,000, less current debt and other liabilities of approximately $5,300,000 for a net equity value of approximately $3,500,000. The Offering contemplates the sale of 350 Interests to repay a loan to IHT and build cash reserves.

3. Interests.

(a) All Membership Interests will have equal voting rights and will share equally in all distributions (including distributions or proceeds payable upon a Triggering Event), subject to (1) priority distribution rights and distribution catch up rights described in paragraph 3(b), and (2) the Administrative Member's 50% participation right described in paragraph 3(e). All Memberships will be redeemable by TSM for $10,000 after payment of all distributions to which such Interests are entitled under paragraphs 3(b) and (c).

(b) All Membership Interests will be entitled to receive priority distributions annually from TSM of $700 per $10,000 Interest from May 15, 2015 through April 30, 2020. However, priority distributions will be paid first to Class A Interests, second to Class B Interests. Priority distributions will be cumulative, so that all priority distributions must be paid in full to Class A Interests before any priority distributions are paid to Class B Interests. Upon completion of priority distributions due Class A and Class B Interests through April 30, 2020, Class A Interests will not participate in distributions by TSM until Class B priority distributions have been paid current through April 30, 2020. If a Triggering Event of TSM occurs (including a sale or refinancing of substantially all of the assets of TSM or merger, sale, liquidation or other winding up of TSM) prior to the payment of all priority distributions of Class A and B Interests, such priority distribution will be paid to the respective Members out of any proceeds of the event before general distribution of the proceeds to the Members (including the Administrative Member's participation described in 3(e).

(c) After April 30, 2020, all Membership Interests will be entitled to annual distributions of $700 per $10,000 Interest, which will be cumulative. All Interests will share equally in all such distributions. If a Triggering Event (as defined in 3(b)) of TSM occurs prior to the payment of any accumulated distributions to the Members, such accumulated distributions will be paid out of any proceeds of the event before general distribution of the proceeds to the Members (including the Administrative Member's participation described in 3(e)). In the event that funds generated from a Triggering Event are insufficient to pay the total amount of all such accumulated distributions owed to the Members, all Members will participate pro rata in the funds available for distribution to them.

(d) Distributions will be payable quarterly in arrears based on calendar quarters, due 50 days after the end of the quarter. The first regularly scheduled distribution will be for the second calendar quarter April 1 to June 30, 2015 and will be payable 50 days later on August 20, 2015 Thereafter, distribution will be made every three months provided, in the sole judgment and discretion of the Administrative Member, cash is available for such distributions. TSM will use its best efforts to pay the quarterly distributions contemplated in paragraphs 3(b) and (c).

(e) In the event that either (a) all Interests have been redeemed or (b) all Interests are current in the distributions to which they are entitled and each Interest has received distributions totaling at least $10,000 and in the event REF has become Administrative Member, Rare Earth will receive 50% of (1) any distributions made by TSM and (2) the proceeds from any Triggering Event (as defined in 3(b)) as consideration for its role as Administrative Member.

4. Payments from Rare Earth to TSM. In the event REF is elected an Administrative Member, then REF will subscribe to one or more Class B units.

5. Conversion Rights. The holders of Class A units (all investors other than RRF and IHT) may convert all or part of their investment at any time up to January 31, 2018 at their sole discretion into 2,857 shares of IHT for each $10,000 investment in Tucson Saint Mary's Suite Hospitality, LLC (The Company). Thereafter each $10,000 investment is convertible into 2,500 IHT shares.

Therefore if IHT shares rise above $3.50 per share the third party investors have an opportunity to receive the capital gain on either the Hotel Tucson City Center InnSuites real estate or InnSuites Hospitality Trust (NYSE:MKT:IHT) stock, whichever is more.

The conversion ratio changes on January 31, 2018 from 2,857 IHT shares down to 2,500 IHT shares giving the holder extra incentive to convert on or before that date.

6. Removal of Administrative Member. At any time, a Majority-in-Interest of the Class A Members may remove the Administrative Member and elect a new Administrative Member. Notwithstanding its removal as Administrative Member pursuant to this paragraph, Rare Earth will retain the participation right described in paragraph 3(e).

7. Ownership of TSM. The table below demonstrates the capital structure of TSM immediately upon restructuring, the capital structure in the event of the sale of 350 Class A Interests in the Offering, and the capital structure in the event of the sale of 390 Class A Interests in the Offering.

	Immediately Upon Restructuring	In the Event of Sale of 350 Class A Interests	In the Event of Sale of 390 Class A Interests
Owners	Interests	Interests	Interests
Third Parties	0	349 Class A	389 Class A
RRF	351 Class B	351 Class B	351 Class B
Rare Earth	0	1	1
Authorized & Unissued			
Total	351	701	741

8. Miscellaneous.

(a) *Governing Law.* This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

(b) *Waiver.* No waiver or modification of this Agreement shall be valid unless in writing and executed by the party against which the waiver or modification is to be enforced. No waiver of any breach or default shall operate as a waiver of any other breach or default, whether similar or different from the breach or default waived.

(c) *Severability.* All provisions of this Agreement are severable, and if any provision is held to be invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not be affected, and this

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Agreement shall be interpreted as if such invalid, illegal or unenforceable provisions were not contained herein.

(d) *Entire Agreement.* This Agreement constitutes the complete understanding of the parties hereto, and supersedes all prior understandings or agreements, whether oral or written. This Agreement shall be binding upon the inure to the benefit of the parties hereto, their successors, their legal representatives, heirs and assigns.

The parties have executed this Agreement effective as of the date first written above.

INNSUITES HOSPITALITY TRUST

By: ______________________ MB

Its: Exec. V.P.

RRF LIMITED Partnership

By: InnSuites Hospitality Trust
Its: General Partner

RARE EARTH FINANCIAL LLC

By: ______________________ J W Wirtz

TUCSON SAINT MARY'S SUITE HOSPITALITY LLC

By: RRF Limited Partnership, Manager
by InnSuites Hospitality Trust, G.P.

By: ______________________ MB

Its: Exec. V.P.